UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 21, 2008
(Date of Report - Date of Earliest Event Reported)

First Cash Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19133	75-2237318
(Commission File Number)	(IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

First Cash Financial Services, Inc. has issued a press release announcing its financial results for the three month and nine month periods ended September 30, 2008.  The Company’s press release dated October 21, 2008 announcing the results is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety into this Item 2.02.

The following table details the revenue and cost of revenue from continuing operations for the three months and nine months ended September 30, 2008 and 2007 (unaudited, in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Retail merchandise sales	$31,064	$26,925	$89,798	$79,538
Wholesale merchandise sales	16,750	12,043	47,574	27,878
Pawn service charges	18,565	15,114	52,137	42,229
Short-term loan and credit services fees	17,286	17,187	49,497	47,933
Other	903	940	2,960	3,045
	84,568	72,209	241,966	200,623
Cost of revenue:
Cost of goods sold - retail	17,062	15,057	49,119	44,649
Cost of goods sold - wholesale	10,733	8,269	29,362	18,796
Credit loss provision	5,263	5,636	13,450	12,602
Other	107	57	291	269
	33,165	29,019	92,222	76,316
Net revenue	$51,403	$43,190	$149,744	$124,307

The following table details selected assets as of September 30, 2008 and September 30, 2007 (unaudited, in thousands):

	September 30,
	2008	2007
Customer receivables
Pawn	$50,182	$40,399
Short-term loan	6,557	5,491
	56,739	45,890
CSO short-term loans held by independent third-party (1)	13,211	12,416
Allowance for doubtful accounts	(968)	(761)
	$68,982	$57,545

(1)	CSO loans outstanding are from an independent third-party lender and are not included on the Company's balance sheet.

As previously announced, the Company has elected to discontinue its Auto Master buy-here/pay-here automotive operations.  The following chart compares previously reported diluted net earnings per share to estimated adjusted diluted earnings per share reflecting the Auto Master segment as a discontinued operation:

	Quarter Ended				Year Ended	Quarter Ended
	Mar. 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	Dec. 31, 2007	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008
Diluted EPS
As Previously Reported
Continuing Operations	$0.28	$0.24	$0.29	$0.18	$1.00	$0.21	$0.23	N/A
Discontinued Operations (1)	0.03	0.03	0.03	0.02	0.10	0.01	-	N/A
Loss from disposal (1)	-	-	-	(0.02)	(0.02)	-	-	N/A
Total	$0.31	$0.27	$0.32	$0.18	$1.08	$0.22	$0.23	N/A

Adjusted (Estimated, Unaudited)
Continuing Operations	$0.21	$0.19	$0.24	$0.29	$0.93	$0.31	$0.30	$0.30
Discontinued Operations (1)	0.03	0.03	0.03	0.02	0.10	0.01	-	-
Discontinued Operations (2)	0.07	0.05	0.05	(0.11)	0.07	(0.10)	(0.07)	(0.09)
Loss from disposal (1)	-	-	-	(0.02)	(0.02)	-	-	-
Loss from disposal (2)	-	-	-	-	-	-	-	(1.75)
Total	$0.31	$0.27	$0.32	$0.18	$1.08	$0.22	$0.23	$(1.54)

(1)	Reflects previously reported discontinued short-term loan operations in the District of Columbia.
(2)	Estimate to reflect Auto Master segment as a discontinued operation.

The information provided in this Item 2.02 shall not be deemed “filed” for purposes of the Securities Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by the specific reference in such filing.

Item 2.05   Costs Associated with Exit or Disposal Activities

As previously reported, on September 25, 2008, the Board of Directors of First Cash Financial Services, Inc. approved a plan to discontinue its Auto Master buy-here/pay-here automotive operation.  The facts and circumstances leading to this expected action are described in the press release dated September 30, 2008 and the Form 8-K filed September 30, 2008.  It is anticipated that the Auto Master operation, including its customer receivables, inventories and other assets, will be sold or liquidated over the next twelve months.  Associated with this decision, a non-cash charge of $1.75 per share, net of tax, or $52.6 million, is included as a component of discontinued operations for the quarter ending September 30, 2008.  Approximately $1.06 (per share, net of tax benefit), or $31.9 million, of this charge is an estimated non-cash fair-value adjustment to customer notes receivables, reflecting the currently anticipated resale values of the notes receivable for this particular business unit.  A non-cash impairment charge related to a write-off of goodwill and intangible assets accounts for $0.41, or $12.3 million, of the total charge, while other fair value adjustments to vehicle inventories, fixed assets and other items accounted for the remaining estimated charge of $0.28, or $8.4 million.  At this time, the Company cannot currently estimate future cash expenditures related to the disposal, although such amounts are expected to be relatively insignificant in relation to the total expected charges.  The Company currently expects to continue operating the Auto Master business unit while seeking to sell it, or its assets.

The information provided in this Item 2.05 shall not be deemed “filed” for purposes of the Securities Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by the specific reference in such filing.

Item 2.06   Material Impairments

The information required to be disclosed under this item is included in Item 2.05 above.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits:

99.1	Press Release dated October 21, 2008 announcing the Company’s financial results for the three month and nine month periods ended September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 21, 2008	FIRST CASH FINANCIAL SERVICES, INC. (Registrant)
/s/ R. DOUGLAS ORR R. Douglas Orr Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Document
99.1	Press release dated October 21, 2008